================================================================================
                       Management Consulting Agreement
                                     with
                             Corp-Link Corporation
================================================================================

March 10, 1997

Lee J. Unger
Prentice Capital, Inc.
2898 University Dr.
Suite 70
Coral Springs, FL 33065

Re: Management Consulting Agreement
    -------------------------------

Dear Mr. Unger

         Formalizing our earlier discussions, this is to acknowledge and confirm the terms of our Management Consulting Agreement ("Consulting Agreement") as
Follows:

      1. PRENTICE CAPITAL, INC.. (the "Company") hereby engages Corp-Link Corporation (Corp-Link) and Corp-Link hereby agrees to render services to the Company as a management consultant, strategic planner and advisor.

      2. DUTIES. During the term of this agreement Corp-Link shall provide advice to, undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, expansion of services, stockholder relations, and shall review and advise the Company regarding its overall progress, needs and condition. Corp-Link agrees to provide on a Timely basis the following enumerated services plus additional services contemplated thereby:

            (a) The implementation of short range and long term strategic planning fully develop and enhance the Company's assets, resources, products and services;

            (b) The implementation of a marketing program to assist the Company in broadening the markets for its business and services and promote the image of the Company and its business and services;

            (c) Assist the Company in the monitoring of services provided by the Company's advertising firm, public relations firm and other professionals to be employed by the Company;

            (d) Advise the Company relative to the continued development of a customer relations program and to stimulate interest in the Company by institutional investors and other members of the financial community;

            (e) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

            (f) Advise and recommend to the Company additional services relating to the present business and services provided by the Company as well as new products and services that may be provided by the Company.

      3. TERM. The term of this consulting agreement shall be for a 12-month period commencing when the Company completes it's reverse merger.

      4. COMPENSATION. As compensation for its services hereunder, Corp-Link shall receive 500,000 shares of Prentice Capital, Inc. free trading common stock via an S.8 registration. Corp-Link shall be granted 670,000 options of the company's common stock exercisable at .25(cent) per share to be registered via an S.8 registration.

      5. EXPENSES. Corp-Link shall be responsible for all expenses it may incur in performing services under this Consulting Agreement.

      6. CONFIDENTIALITY. Corp-Link will not disclose to any other person, firm of corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Corp-Link in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications,) Any financial advice rendered by Corp-Link pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of The Company.

      7. INDEMNIFICATION. The Company agrees to indemnify and hold Corp-Link harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees (collectively the "Liabilities")joint and several, arising out of the performance of this Consulting Agreement, whether or not Corp-Link is a party to such dispute. This indemnity shall not apply, however, and Corp-Link indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against, all Liabilities, where a court of competent jurisdiction has made a final determination that Corp-Link engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability cost expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse Cow-Link for its expenses.) The provisions of this paragraph 7 shall survive the termination and expiration of this Consulting Agreement.

      8. INDEPENDENT CONTRACTOR. Corp-Link and the Company hereby acknowledge that Corp-Link is an independent contractor. Corp-Link shall not hold itself out as, nor shall it take any action from which others might infer, that it is an agent of or a joint venturer of the Company.

      9. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the patties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Consulting Agreement, shall be settled through arbitration before the American Arbitration Association sitting in Ft. Lauderdale, FL with the final decision being binding on both parties.

         Please   confirm   that  the   foregoing   correctly   sets  forth  our
understanding by signing this letter where provided and returning it to us at your earliest convenience.



                                           Very truly yours,

                                           Corp-Link Corporation



                                           BY:  /s/ Matthew P. Dwyer
                                              ----------------------------------
                                                    Matthew P. Dwyer
                                                    President


Accepted and Agreed to as of
the 10th day of March, 1997

Prentice Capital, Inc.



By: /s/ Lee J. Unger
   ----------------------
Name:   Lee J. Unger
Title:  President